Exhibit 3.2

CATHETER PRECISION, INC.

CERTIFICATE OF CORRECTION OF

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES J CONVERTIBLE PREFERRED STOCK

Catheter Precision, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1.         The name of the Corporation is Catheter Precision, Inc.

2.         A Certificate of Designation of Preferences, Rights and Limitations of Series J Convertible Preferred Stock of the Corporation (the “Series J Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on February 9, 2026 and such Series J Certificate of Designation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.         The inaccuracy or defect of such Series J Certificate of Designation to be corrected is in the third WHEREAS clause and Section 2 which inaccurately states the number of shares of Preferred Stock (as defined Series J Certificate of Designation). The intent of the Corporation and the proposed Holders of the Preferred Stock was the numbers of shares of Preferred Stock designated under the Series J Certificate of Designation be 9,490 shares rather than 6,083 shares.

4.         The Series J Certificate of Designation is hereby corrected by replacing the third WHEREAS clause in its entirety with the following:

“WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 9,490 shares of the preferred stock which the Corporation has the authority to issue, as follows:”

5.         The Series J Certificate of Designation is hereby corrected by replacing Section 2 in its entirety with the following:

“Section 2.          Designation, Amount and Par Value. The series of preferred stock designated by this Certificate of Designations shall be designated as its Series J Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 9,490 (which shall not be subject to increase without the written consent of the holders of a majority of the then issued and outstanding shares of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000, subject to increase set forth in Section 3 below (the “Stated Value”).”

6. All other provisions of the Series J Certificate of Designation remain unchanged.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed as of the 12th day of February, 2026.

/s/ Philip Anderson

Name: Philip Anderson

Title: Chief Financial Officer

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